UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 31, 2009

Metalline Mining Company
(Exact name of registrant as specified in its charter)

Nevada	001-33125	91-1766677
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1330 E. Margaret Avenue, Coeur d'Alene, Idaho	83815
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (208) 665-2002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

1.

On June 23, 2009, we issued an aggregate of 850,040 units, with each unit consisting of one share of common stock and one half of a warrant, to four accredited investors through a private placement.   Each whole warrant is exercisable for three years at an exercise price of $0.50.  The units were purchased at $0.25 per unit, for total net proceeds to the Company of $212,510.  We relied on the exemptions from registration provided by Section 4(2) under the Securities Act of 1933, and Rule 506 of Regulation D promulgated thereunder for this issuance. No commissions or other remuneration were paid in connection with this issuance.

2.

On July 31, 2009 we issued an aggregate of 3,220,000 units, with each unit consisting of one share of common stock and one half of a warrant, to eight accredited investors through a private placement.   Each whole warrant is exercisable for three years at an exercise price of $0.50.  The units were purchased at $0.25 per unit, for total net proceeds to the Company of $805,000.  Additionally, we have received approval from the NYSE Amex to issue an additional 10,000 units to an additional investor, although the shares and warrants that comprise these units are currently being held in escrow and the funds for this subscription have not yet been released to Metalline. We relied on the exemptions from registration provided by Section 4(2) under the Securities Act of 1933, and Rule 506 of Regulation D promulgated thereunder for this issuance. No commissions or other remuneration were paid in connection with this issuance.

3.

On July 31, 2009 we issued an aggregate of 32,400 shares of Metalline’s common stock to our independent directors (each an accredited investor) for services performed for the quarter ended July 31, 2009.   These shares were issued under our 2006 Stock Option Plan.  The shares were issued in reliance on the exemptions from registration contained in Section 4(2) and 4(6) of the Securities Act of 1933 Act.  No commissions or other remuneration were paid for this issuance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalline Mining Company
(Registrant)

Date: August 3, 2009	_/s Merlin Bingham_____________
Name: Merlin Bingham
Title: President